Exhibit 10.5
December 21, 2018

New Mexico Spaceport Authority 901 E. University Ave, Suite 965L Las Cruces, NM 88001
Attention: Mr. Dan Hicks Dear Dan:
This letter is intended to memorialize certain discussions between our respective entities concerning the matters outlined below.

Facilities Lease

Virgin Galactic, LLC ("VG") has entered into a facilities lease agreement with the New Mexico Spaceport Authority ("NMSA") (each a "Party" and, collectively, the "Parties") dated December 31, 2008, as amended from time to time, pursuant to which VG leases certain real property, including the Gateway to Space ("GTS"), located in Sierra County, New Mexico at Spaceport America, from the NMSA (the "Facilities Lease").

Capitalised terms used but not defined in this letter of agreement (the "Letter Agreement") have the meaning given to those terms in the Facilities Lease.

The Parties have agreed to enter into this Letter Agreement in order to clarify certain provisions of the Facilities Lease and minimize the uncertainty of their obligations during the upcoming transition period in VG operations at the spaceport.

1.    Acknowledgement

1.1    The Parties acknowledge that this Letter Agreement benefits both Parties in that it simplifies certain terms and provides greater revenue predictability.

1.2    The Parties acknowledge that any terms and provisions of the Facilities Lease not affected by this Letter Agreement shall remain in full force and effect.

1.3    The Parties acknowledge that the terms of the Letter Agreement shall be as binding and enforceable under the same terms as if they were contained within the Facilities Lease.

2.    User Fees

2.1    The Parties agree that:

2.1.l    Commencing July l , 2018, and ending December 31, 2018, and subject to Section 2.1.6 below, VG shall pay NMSA an annual fee of two million dollars ($2,000,000)

per year for General Aviation Aircraft (as defined below) and unlimited WhiteK.night Two and Spaceship Two flights ("2018 Annual Fee"). Such 2018 Annual Fee shall be paid in a monthly fee of one hundred sixty-six thousand, six hundred sixty-six dollars and sixty-six cents ($166,666.66) upon invoice by NMSA. For the avoidance of doubt, the 2018 Annual Fee shall consist of six (6) monthly payments of one hundred sixty-six thousand, six hundred sixty-six dollars, and sixty-six cents ($166,666.66) and shall not exceed one million dollars ($1,000,000.00) in the aggregate. NMSA acknowledges that NMSA has received payment in full of the 2018 Annual Fee prior to the date hereof.

2.1.2    Commencing January 1, 2019, and ending December 31, 2020, and subject to Section 2.1.6 below, VG shall pay NMSA an annual fee of one million dollars ($1,000,000) per year for General Aviation Aircraft (as defined below), and unlimited WhiteKnight Two and Spaceship Two flights ("2019-2020 Annual Fee"). Such 2019-2020 Annual Fee shall be paid in a monthly fee of eighty three thousand, three hundred thirty-three dollars, and thirty-three cents ($83,333.33) upon invoice by NMSA.

2.1.3    Commencing January 1, 2021 and ending June 30, 2028, and subject to section 2.1.6 below, VG shall pay NMSA an annual fee of two million, two hundred sixty six thousand, six hundred sixty-six dollars and fifty-six cents ($2,266,666.56) per year for General Aviation Aircraft (as defined below), and unlimited WhiteKnight and SpaceshipTwo flights ("2021-2028 Annual Fee"). Such 2021-2028 Annual fee shall be paid in a monthly fee of one hundred eighty-eight thousand, eight hundred eighty-eight dollars, and eighty-eight cents ($188,888.88) upon invoice by NMSA. For the avoidance of doubt, in the aggregate and subject to Section 2.16 below, the 2021-2028 Annual Fee payments shall consist of ninety (90) monthly payments, each in the amount of one hundred eighty-eight thousand, eight hundred eighty-eight dollars, and eighty-eight cents ($188,888.88), commencing January 1, 2021, and, in the aggregate, shall not exceed seventeen million dollars ($17,000,000).

2.1.4    For purposes of this Agreement, VG shall be permitted the following general aviation activity included in the applicable Annual Fee: Unlimited operationally required flights; Operational flights shall be defined as any flight the purpose of which is directly tied to preparation for or flight of spacecraft, including, but not limited to, pilot training and currency flights, SFP training flights, and transport flights of staff or materials.

2.1.5    For the term of this Agreement, in any calendar month in which VG conducts more than twenty (20) revenue-generating spaceflights from Spaceport America, VG shall pay NMSA an additional fee of ten thousand dollars ($10,000) per any revenue-generating spaceflight after the twentieth (20th) spaceflight from Spaceport America in that calendar month ("High Flight Rate Fee"). Notwithstanding the foregoing, for the period of January 1, 2019 through December 31st 2020, the High Flight Rate Fee shall apply after the 15th spaceflight from Spaceport America. For the avoidance of doubt, this High Flight Rate Fee shall be paid in addition to the applicable Annual Fee.

2.1.6    Commencing July 1, 2020 and continuing through the term of this Agreement, in the event VG conducts no revenue-generating spaceflights for a period of three (3) or more consecutive calendar months, VG shall pay NMSA a user fee of fifty thousand dollars ($50,000) per month ("Minimum User Fee") in lieu of the applicable Annual Fee and in accordance with the below.

2.16.1    In the event VG provides at least three (3) months advance notice of its plan to conduct no revenue-generating spaceflights for one (1) or more consecutive calendar months, VG shall only be obligated to pay the Minimum User Fee commencing on the beginning of the no revenue generating spaceflight month and continuing each month until the calendar month prior to VG's commencement of revenue-generating spaceflights. For the avoidance of doubt, if VG notifies NMSA on January 1st that VG will not conduct any revenue-generating spaceflights commencing April 1st through the end of June, then VG will be obligated to pay the applicable Annual Fee monthly instalments for January, February, and March, the Minimum User Fee for April and May, and the applicable Annual Fee monthly instalment for June, assuming no revenue-generating spaceflights were actually conducted during the planned hiatus.

2.16.2    In the event VG does not anticipate having three (3) or more consecutive calendar months without conducting revenue-generating spaceflights, but such a situation occurs, VG shall be obligated to pay the Annual Fee monthly instalment for the first three (3) consecutive months in which no revenue-generating spaceflights are conducted, but shall only be obligated to pay the Minimum User Fee for any subsequent consecutive calendar months in which no revenue-generating spaceflights are conducted . VG shall recommence paying the Annual Fee monthly instalment in the calendar month before revenue-generating spaceflights are resumed. For the avoidance of doubt, if VG conducts no revenue-generating spaceflights from January through the end of June, VG will be obligated to pay the applicable Annual Fee monthly instalment for January, February, and March, the Minimum User Fee for April and May, and the Annual Fee monthly instalment for June.

3.    Public Viewing of Spaceflights at Spaceport America

3.1    The Parties agree that VG shall have the exclusive right to market and earn revenue from the general public at Spaceport America to view VG spaceflights from Spaceport America. The Parties shall enter a licensing agreement defining these rights and memorializing that VG shall be entitled to eighty percent (80%) of all net revenues generated from the general public physically present at Spaceport America to view VG spaceflights, and NMSA shall be entitled to twenty percent (20%) of all such net revenues. VG shall contract for, and shall be responsible for the costs of engaging, additional security, vendors, and other resources, and net revenues shall be calculated by subtracting these and other event expenses from gross revenues. For the avoidance of doubt, these rights are separate from VG 's existing rights for Astronaut Customers and their Friends and Family. Notwithstanding the foregoing, VG shall have no obligation to market and/or generate revenues from the general public viewing of VG spaceflights at Spaceport America. Further, said licensing agreement excludes revenues generated from events beyond the scope of the launch itself, from any existing agreements in place as of the date of signing this agreement, and other special events as agreed by both parties in accordance with the licensing agreement.

3.2

4.    Notices

4.1    All notices and demands under this Letter Agreement shall be in writing, sent by email or first-class registered or recorded delivery post to the party being served at its address, and marked for the attention of the individual(s) specified in clause 6.2 below or at such other address (or to such other individual) of which such party shall have given notice aforesaid. Any notice shall be deemed to have been served 48 hours after posting or the day on which the notice is first stored in the recipient's electronic mail box if sent by email.

4.2    All notices and demands sent to:

a)    Virgin Galactic, LLC shall be sent to:
Virgin Galactic, LLC
16555 Spaceship Landing Way Mojave, CA 93501
Attn: Julia Hunter, Vice-President Email:Julia.hunter@virgingalactic.com

With a copy to:
Virgin Galactic, LLC
16555 Spaceship Landing Way
Mohave, CA 93501
Attn: Vanessa Chandler, General Counsel
Vanessa.chandler@virgingalactic.com

b)    New Mexico Spaceport Authority shall be sent to:

New Mexico Spaceport Authority
901 E. University Ave, Suite 965L Las Cruces, NM 88001
Attn: Dan Hicks, CEO
Daniel.hicks@spaceportamerica.com

With a copy to:

New Mexico Spaceport Authority
901 E. University Ave, Suite 965L
Las Cruces, NM 88001
Attn: Melissa Force, General Counsel Melissa.force@spaceportarnerica.com

5.    Term

5.1    This letter Agreement shall be effective from the date of the latest signature below and shall continue for a term of 10 years.

6.    Other

6.1    In the event NMSA enters into any agreement, or modifies any existing agreement, for tenancy at Spaceport America with an entity in direct competition with VG, and such agreement or modification offers such tenant rights and benefits materially more beneficial than those afforded VG, NMSA shall offer VG, and provide VG a reasonable opportunity to accept, the same such rights and benefits.

6.2    This Letter Agreement constitutes the entire understanding and agreement between the Parties with respect to its subject matter and supersedes all prior written or oral understandings, agreements and deeds relating to it and shall not be modified or amended except in writing executed by both Parties. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Letter Agreement.

6.3    If any provision of this Letter Agreement is or becomes illegal, invalid or unenforceable, the legality, validity or enforceability of all of the other provisions of this Letter Agreement shall not be impaired and such provision shall be deemed amended to conform to applicable law or, if it cannot be so amended without materially altering the intention of the Parties, it shall be stricken.

6.4    This Letter Agreement may be signed in any number of counterparts, each of which shall be deemed an original and which, when taken together, shall constitute one and the same instrument.

This Letter Agreement (and any non-contractual obligations arising out of or in relation to it) shall be governed by and construed in accordance with the laws of New Mexico, and the Parties submit to the exclusive jurisdiction of the courts in New Mexico.

For and on behalf of Virgin Galactic, LLC
Name: /s/ George T. Whitesides
Title:    CEO

For and on behalf of the New Mexico Spaceport Authority

Name: /s/ Daniel C. Hicks
Title: CEO